Exhibit 99.1

In re Office Property Income Trust, et al. | Case No. 25-90530 (CML)

Official Committee of Unsecured Creditors Plan Settlement

This term sheet (the “Term Sheet”) describes the principal terms of a proposed settlement (the “Settlement”) by and among (i) the Debtors (ii) the Committee, (iii) September 2029 Ad Hoc Group and (iv) RMR, with regards to the Joint Chapter 11 Plan of Reorganization of Office Properties Income Trust and its Debtor Affiliates [Docket No. 575] (the “Plan”). Capitalized terms used but not defined in this Term Sheet have the meanings given to such terms in the Plan or the Restructuring Support Agreement.

This Term Sheet is neither an offer with respect to any securities nor a solicitation of acceptances of a chapter 11 plan within the meaning of Section 1125 of the Bankruptcy Code. Any such offer or solicitation will comply with all applicable securities laws and/or provisions of the Bankruptcy Code. Nothing contained in this term sheet shall be an admission of fact or liability. This Term Sheet does not address all terms that would be required in connection with the proposed restructuring transactions or that will be set forth in definitive documentation.

This Term Sheet contains a series of assumptions, compromises, and settlements of issues and disputes that will be resolved in connection with the confirmation of a chapter 11 plan. In the event the chapter 11 plan contemplated under this Term Sheet is not confirmed or does not become effective, nothing herein shall be construed as an admission of or the positions of the parties with respect to these issues or disputes. This term sheet and the information contained here are protected by Rule 408 of the Federal Rules of Evidence, to the greatest extent covered by the mediation privilege, and any other applicable statutes or doctrines prohibiting or restricting the use or disclosure of confidential settlement discussions and materials.

Term	Description
Plan Enterprise Value	$1.75 billion (excluding value of 2027 Senior Secured Notes First Lien Collateral)
Implied Plan Equity Value	$428 million
DIP Facility Claims	Plan treatment of the DIP Facility Claims is agreed.
ERO A1

•    Size: $35 million

•    Discount to Plan Value: 15%

•    Backstop Fee: 10% payable in equity to be paid to the Backstop Parties, which shall consist of the members of the Unsecured Noteholder Ad Hoc Group and Valueworks LLC and Diamond Family Investments LLC to be memorialized in a backstop commitment letter.

•    Participants: All Unsecured Noteholders

1 The distribution of Reorganized Common Equity pursuant to ERO A and the distributions to Unsecured Noteholders, the PGNs, and the September 2029 Deficiency Claim described herein remain subject to dilution by the MIP and adjustment based on the effective date of the Plan.

Term	Description
ERO B	Eliminated
Unsecured Noteholders Recovery

•     6.3% of Reorganized Common Equity (in the event of the DIP Equitization); and

•     Warrants with the following terms:

•    Strike Price: 125% of Plan Equity Value

•    Duration: 7 years

•    Equity Share: 5% of Reorganized Common Equity as of emergence

•    Other Terms:

o       Cash exercise

o       No Black-Scholes protection

o       American warrants

o       Freely transferrable

o       Subject to usual and customary protections

PGN Recovery	100% recovery in Reorganized Common Equity
September 2029 Deficiency Claim Recovery	5.3% of Reorganized Common Equity (in the event of the DIP Equitization)
OPI Trade and Vendor Claims at Parent & Subsidiaries	Payment in full in cash on or as soon as reasonably practicable after the Plan Effective Date.
Governance	• The board of directors, board of managers, board of trustees, or such similar governing body of reorganized Parent shall, as of the Plan Effective Date, be composed of (a) five (5) individuals appointed by the September 2029 Ad Hoc Group and (b) one (1) individual appointed by the Committee, with such individual being reasonably acceptable to the Company and the September 2029 Ad Hoc Group and (c) one (1) individual appointed by RMR.
Minority Shareholder Protections

•      Customary minority shareholder protections, including anti-dilution protections.

•      Preemptive rights applicable to each holder of more than 1% of the outstanding Reorganized Common Equity with respect to additional equity issuances (including warrants, options or other securities convertible into equity).

•      Preemptive rights applicable to each holder of more than 1% of the outstanding Reorganized Common Equity with respect to any debt financing transaction between OPI Parent and the members of the 2029 AHG Steering Committee on or prior to the one (1) year anniversary of the Plan Effective Date.

Term	Description
Indenture Trustee Fees	Plan to provide payment in full in cash of all Unsecured Noteholder and PGN indenture trustee fees and expenses on the Plan Effective Date.
Committee Challenge

Upon confirmation of the Plan, any and all challenges to the Debtors’ Stipulations and Releases set forth in the Final DIP Order shall be barred on a final and irrevocable basis; provided, following entry of the Disclosure Statement Motion Order, the UCC shall cease any investigation of any claims against the Prepetition Secured Parties, the Debtors, and RMR, and any related parties thereto; provided further, for the avoidance of doubt, the foregoing shall in no way limit the Committee’s right to participate in the 2027 Senior Secured Notes Claims Challenge.

The Challenge Period (as defined in the Final DIP Order) shall be extended to the Effective Date; provided in the event confirmation of the Plan is denied, the Challenge Deadline shall automatically be extended by two (2) weeks from the date of any order denying confirmation of the Plan.

Releases	The Committee agrees to support a plan that provides for full and final releases in the form set forth in the Plan with respect to all Released Parties, including RMR.
Definitive Documents

The following Definitive Documents shall be in a form reasonably acceptable to the Committee: (i) the Plan (ii) the Disclosure Statement and the Solicitation Materials and exhibits related thereto; (iii) the order of the Bankruptcy Court approving such Disclosure Statement and Solicitation Procedures in connection thereto; (iv) the Confirmation Order; (v) the Equity Rights Offering Documents, including the Backstop Commitment Letter; (vi) the Reorganized Common Equity Documents; (vii) the New Governance Documents of OPI Parent to the extent to address minority shareholder rights; and (viii) any agreements governing the warrants (the “Warrant Agreement”).

The Committee shall have consultation rights with respect to the (i) Secured Exit Notes; (ii) the Amended RMR Management Agreements; and (iii) other agreements, instruments or documentation as may be needed to document and consummate the Plan.

Tax Matters	The parties shall cooperate in good faith to implement the Transactions in a tax-efficient manner for the parties.
Listing	The Debtors and the September 2029 Ad Hoc Group shall consult with the Committee with respect to whether OPI Parent will seek to have the Reorganized Common Equity traded on a nationally recognized stock exchange.
UCC Recommendation	The UCC will recommend that all unsecured creditors vote in favor of the Plan and not opt out of the release provisions of the Plan.

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